               MMI Companies, Inc and Subsidiaries
   Exhibit 11 - Statement re Computation of Per Share Earnings
              (In thousands, except per share data)


                              Three Months Ended  Nine Months Ended
                                September 30,       September 30,
                              1997       1996     1997       1996
PRIMARY

Weighted average shares
outstanding.................  11,683     10,030   11,680     9,871
Net effect of dilutive stock
options based  on the
treasury stock method using
average  market price.......     265        464      308       432

Weighted  average number  of
common and common
equivalent shares...........  11,948     10,494   11,988    10,303

Net income.................. $ 7,643   $  6,176 $ 21,163  $ 19,935

Earnings per common and
common equivalent
share....................... $   .64   $    .59 $   1.77  $   1.93

FULLY DILUTED

Weighted average shares
outstanding.................  11,683     10,030   11,680    9,871

Net effect of dilutive stock
options based on the
treasury stock method using
ending market price, if
higher than average.........     323        464      343      463
Weighted average number of
common and common equivalent
shares.....................   12,006     10,494   12,023   10,344

Net income................. $  7,643   $  6,176  $21,163  $19,935

Earnings per common and
common equivalent
share...................... $    .64   $    .59  $  1.76   $ 1.93
